                                            Exhibit 10.29

AMENDMENT TO CERTAIN OUTSTANDING LONG-TERM INCENTIVE PERFORMANCE AND PERFORMANCE STOCK UNIT AWARD AGREEMENTS UNDER THE
LOCKHEED MARTIN CORPORATION 2020 INCENTIVE PERFORMANCE AWARD PLAN
The Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Lockheed Martin Corporation (the “Corporation”), as administrator of the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (the “Plan”), approved an amendment to the terms of certain outstanding, unvested long-term incentive performance awards and performance stock unit awards granted to employees under the Plan as set forth in the table below (each, an “Affected Agreement”), in order to ensure that amounts payable thereunder are consistent with the specified intent of the performance goals and to incorporate certain adjustment language already set forth in the Plan. Effective as of December 13, 2024, each of the Affected Agreements shall be amended as provided for herein (this Amendment, the “Amendment”).

Affected Agreements
Long-Term Incentive Performance Award Agreement for the 2022 – 2024 Performance Period
Performance Stock Unit Award Agreement for the 2022 – 2024 Performance Period
Long-Term Incentive Performance Award Agreement for the 2023 – 2025 Performance Period
Performance Stock Unit Award Agreement for the 2023 – 2025 Performance Period

Capitalized terms used in this Amendment are defined in the Plan or the Affected Agreements, as applicable.
1.    Section 2.2 of each Affected Agreement shall be restated in its entirety to read as follows:
2.2    Adjustment of ROIC and Free Cash Flow.
(a)    The Committee will adjust the ROIC Target and Free Cash Flow Target established as described in Section 2.1(b) and Section 2.1(c), respectively, to account for the impact of any acquisition or divestiture during the Performance Period with a transaction value in excess of $1 billion at the time of the closing of the transaction. In adjusting any ROIC Target and Free Cash Flow Target to account for the impact of any acquisition or disposition with a transaction value in excess of $1 billion, the Committee shall also adjust the ROIC Target and Free Cash Flow Target for any related divestiture(s) that may be required by any regulatory authorities in connection with or as a condition to approval or completion of such transaction (notwithstanding that any such divestiture may have a transaction value of less than $1 billion). For the avoidance of doubt, in the case of any transaction where the Corporation’s financial or ownership interest is less than one hundred percent, the determination of the transaction value for purposes of the $1 billion threshold shall only take into account the value of the Corporation’s interest.
(b)    For any year in which the Committee determines that ROIC or Free Cash Flow is impacted by unusual or non-recurring events affecting the Corporation, any Subsidiary or the financial statements of the Corporation or any Subsidiary, by items of gain, loss or expense that is extraordinary or unusual in nature or infrequent in occurrence, including but not limited to (i) the timing or recognition of a loss on a program, (ii) events or circumstances impacting a program that are outside of the Corporation’s control, or (iii) changes in applicable law or regulations, the Committee will adjust the Long Range Plan, actual financial results, or both, as appropriate, for the current and future periods to neutralize such impacts.
(c)    All references in this Award Agreement to the Long Range Plan shall be to the Long Range Plan that is specified in Section 4.4 of the Award Agreement.
2.    In all other respects, the Affected Agreements will remain unchanged.
3.    This Amendment is subject to the terms of the applicable Plan, and the applicable Plan is hereby incorporated by reference.

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